                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to [section]240.14a-11(c) or
    [section]240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                 Selfcare, Inc.
                (Name of Registrant as Specified In Its Charter)


                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                                 SELFCARE, INC.

                              200 PROSPECT STREET
                          WALTHAM, MASSACHUSETTS 02154

                                                                     May 6, 1997

Dear Fellow Stockholders:

     You are cordially invited to attend our Annual Meeting of Stockholders which will be held on Tuesday, June 10, 1997, at 3:00 P.M. at the Harvard Club of Boston, 38th Floor, One Federal Street, Boston, MA 02110.

     The Notice of Annual Meeting and Proxy Statement which follow describe the business to be conducted at the meeting.

     Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. After reading the enclosed Notice of Annual Meeting and Proxy Statement, please complete, sign, date and return your proxy card in the envelope provided. If the address on the accompanying material is incorrect, please advise our Transfer Agent, Boston EquiServe, 150 Royall Street, Canton, MA 02021.

     Your vote is important. We will appreciate a prompt return of your signed proxy card and hope to see you at the meeting.


                                         Cordially,



                                         /s/ RON ZWANZIGER
                                         ------------------------------------
                                         RON ZWANZIGER
                                         Chairman and Chief Executive Officer

                                 SELFCARE, INC.

                              200 PROSPECT STREET
                          WALTHAM, MASSACHUSETTS 02154

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD JUNE 10, 1997

                            ------------------------


To The Stockholders of SELFCARE, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Selfcare, Inc. (the "Company") will be held on Tuesday, June 10, 1997, at 3:00 P.M. at the Harvard Club Of Boston, One Federal Street, Boston, Massachusetts 02110, for the following purposes:

          1. To elect Ron Zwanziger and Willard Lee Umphrey as Class I Directors to serve on the Company's Board of Directors for a term of three years and until their respective successors have been duly elected and qualified;

          2. To amend the Company's 1996 Amended and Restated Stock Option and Grant Plan increasing the number of shares authorized for issuance under the Plan from 1,000,000 shares to 1,500,000 shares of common stock, par value $0.001 per share, of the Company.

          3. To ratify the selection of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 1997; and

          4. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

     Only stockholders of record at the close of business on April 14, 1997, are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

--------------------------------------------------------------------------------
     IT IS IMPORTANT THAT PROXY CARDS BE RETURNED PROMPTLY. IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING, PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE, AND IF YOU ARE PRESENT AT THE MEETING YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE THE RIGHT TO VOTE YOUR SHARES PERSONALLY.
--------------------------------------------------------------------------------

                                            By Order of the Board of Directors,


                                            KENNETH D. LEGG, PH.D,
                                            Secretary

May 6, 1997

                                 SELFCARE, INC.

                         ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD JUNE 10, 1997

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of SELFCARE, INC. (the "Company" or "Selfcare") for use at the Annual Meeting of Stockholders to be held on June 10, 1997, at 3:00 P.M. at the Harvard Club of Boston, One Federal Street, Boston, MA 02110, including any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting. Management intends to mail this Proxy Statement and the accompanying form of proxy to stockholders on or about May 6, 1997. The costs of soliciting proxies will be borne by the Company. It is estimated that said costs will be nominal.

     Proxies in the accompanying form, duly executed and returned to the management of the Company and not revoked, will be voted at the Annual Meeting. Any proxy given pursuant to such solicitation may be revoked by the stockholder at any time prior to the voting of the proxy by a subsequently dated proxy, by written notification to the Secretary of the Company, or by personally withdrawing the proxy at the meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy.

                               VOTING SECURITIES

     Only holders of the Company's common stock, par value $.001 per share, (the "Common Stock") at the close of business on April 14, 1997, (the "Record Date") are entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, the Company had 8,079,351 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on all matters. No other class of securities will be entitled to vote at the Annual Meeting. There are no cumulative voting rights.

     The two nominees receiving the greatest number of votes cast by the holders of the Company's shares of Common Stock entitled to vote at the meeting will be elected as Class I Directors of the Company.

     The affirmative vote of a majority of the votes cast at the meeting is necessary to approve the amendment of the Company's 1996 Amended and Restated Stock Option and Grant Plan (the "1996 Plan") increasing the number of shares authorized for issuance under the 1996 Plan from 1,000,000 shares to 1,500,000 shares of the Company's Common Stock.

     Shares represented by executed proxies received by the Company will be counted for purposes of establishing a quorum, regardless of how or whether such shares are voted on any specific proposal.

     Votes cast in person or by proxy at the meeting will be tabulated by the inspector of elections appointed for the meeting. In accordance with Delaware law, abstentions and "broker non-votes" (i.e. proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum. For purposes of determining approval of a matter presented at the meeting, abstentions will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote "against" a matter presented at the meeting. Broker non-votes will be deemed not entitled to vote on the subject matter as to which the non-vote is indicated and will, therefore, have no legal effect on the vote on that particular matter.

     The address of the principal executive offices of the Company is 200 Prospect Street, Waltham, Massachusetts 02154, Telephone No. (617) 647-3900.

     Proxies which are executed but which do not contain any specific instructions will be voted in favor of the proposals contained herein.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of April 1, 1997 by (i) each person or entity known by the Company to own beneficially more than five percent of the Common
Stock, (ii) each director of the Company, (iii) each of the executive officers of the Company, and (iv) all directors and executive officers as a group.


                                                   AMOUNT AND
        NAME AND ADDRESS OF                         NATURE OF        PERCENT
        BENEFICIAL OWNER(1)                     BENEFICIAL OWNER(2)  OF CLASS
        -------------------                     -------------------  --------
5% STOCKHOLDERS

Trinity Biotech plc..........................     799,622(3)          9.9%
  3 Roch Road
  Sandyford Industrial Estates
  Dublin 18, Ireland

Ron Zwanziger Family Trust...................     669,500(4)          8.0

DIRECTORS AND EXECUTIVE OFFICERS

Ron Zwanziger................................   1,591,627(5)         17.4
Kenneth D. Legg, Ph.D........................     316,446(6)          3.9
Richard A. Pinkowitz, Ph.D...................     283,673(7)          3.4
David Scott, Ph.D............................     323,153(8)          3.9
Otto Wahl....................................      57,773(9)           *
Jonathan J. Fleming..........................     152,205(10)         1.9
Carol R. Goldberg............................      92,989(11)         1.1
Edward B. Roberts, Ph.D......................      74,913(12)          *
Willard Lee Umphrey..........................     851,876(13)        10.0
Anthony H. Hall..............................     120,507(14)         1.5
John F. Levy.................................      93,732             1.2
Max Herzberg.................................      35,452(15)          *
Peter Townsend...............................       9,750(16)          *
All Directors and Executive Officers
 as group (13 persons).......................   4,004,096            37.8

---------------

   * Less than 1%

 (1) Unless otherwise noted, the address of the listed persons or entities is c/o Selfcare, Inc., 200 Prospect Street, Waltham, Massachusetts 02154.

 (2) The number of shares of Common Stock outstanding used in calculating the percentage for each listed person includes the shares of Common Stock underlying options or warrants held by such person that are exercisable within 60 days from April 1, 1997, the date of the above table, but excludes shares of Common Stock underlying options or warrants held by any other person.

 (3) Based solely on Schedule 13Ds filed jointly by Trinity Biotech plc
     ("Trinity") and Flambelle Limited ("Flambelle") and by Eastcourt Limited
     ("Eastcourt") with the Securities and Exchange Commission (the
     "Commission") in December 1996. An aggregate of 778,622 shares of Common
     Stock reported in said Schedule 13Ds were purportedly transferred to Eastcourt and Flambelle by Enviromed. The Company believes, based solely upon the information provided in the Schedule 13Ds filed jointly by Trinity and Flambelle and by Eastcourt, that Flambelle is incorporated under the laws of the Republic of Ireland and is a direct wholly-owned subsidiary of Trinity, an entity incorporated under the laws of the Republic of Ireland, and Eastcourt is incorporated under the laws of England and Wales and is a direct wholly-owned subsidiary of Flambelle. The Company further believes, based solely upon the information provided in the Schedule 13D filed by Flambelle, that Ronan O'Caoimh is the President and sole director of Flambelle and that the following are the executive officers and directors of Trinity: Mr. O'Caoimh, Chairman and Chief Executive Officer, Denis
     Burger, Non-Executive Director, Brendan Farrell, President and Director,
     Jonathan O'Connell, Chief Financial Officer and Director, and James Walsh,
     Chief Operating Officer and Director. The Company further believes, based solely on the Schedule 13Ds filed by Eastcourt, that Mr. O'Caoimh is the President and sole director of Eastcourt.


     The Company has disputed, and continues to dispute, Enviromed's, and its purported transferees' (including Eastcourt and Flambelle), alleged ownership of an aggregate of 778,622 shares.

 (4) Includes a warrant to purchase up to 279,500 shares of Common Stock which is currently exercisable.

 (5) Includes options and warrants to purchase up to 1,062,425 shares of Common Stock which are currently exercisable or exercisable within 60 days of April 1, 1997. Does not include 841,273 shares of Common Stock held by other stockholders of the Company who, together with Mr. Zwanziger, are parties to a voting agreement, pursuant to which such parties have agreed to vote all shares held by them in accordance with the recommendation of the Company's Board of Directors, through December 31, 1997.

 (6) Includes options to purchase up to 121,446 shares of Common Stock which are currently exercisable or exercisable within 60 days of April 1, 1997.

 (7) Includes options to purchase up to 264,446 shares of Common Stock which are currently exercisable or exercisable within 60 days of April 1, 1997.

 (8) Includes options to purchase up to 253,500 shares of Common Stock which are currently exercisable or exercisable within 60 days of April 1, 1997.

 (9) Represents options to purchase up to 56,875 shares of Common Stock which are currently exercisable or exercisable within 60 days of April 1, 1997.

(10) Includes options to purchase up to 13,784 shares of Common Stock which are currently exercisable or exercisable within 60 days of April 1, 1997. Also includes an aggregate of 135,421 shares of Common Stock owned by Medica Israel and Medica U.S., two investment limited partnerships. MVP Ventures, of which Mr. Fleming is a partner, is a general partner of each of Medica Israel and Medica U.S. Mr. Fleming disclaims beneficial ownership of the 135,421 shares of Common Stock owned by Medica Israel and Medica U.S.

(11) Includes options and warrants to purchase up to 43,816 shares of Common Stock which are currently exercisable or exercisable within 60 days of April 1, 1997.

(12) Includes options and warrants to purchase up to 38,669 shares of Common Stock which are currently exercisable or exercisable within 60 days of April 1, 1997. Also includes 34,229 shares of Common Stock and a warrant to purchase up to 2,015 shares of Common Stock held by the Roberts Family Trust, of which Mr. Roberts is a trustee.

(13) Includes options and warrants to purchase up to 481,987 shares of Common Stock beneficially owned by Mr. Umphrey which are currently exercisable or exercisable within 60 days of April 1, 1997. Of that amount, Mr. Umphrey disclaims beneficial ownership of a warrant to purchase up to 234,000 shares of Common Stock held by USB Technology '93 Associates, L.P. and a warrant to purchase up to 68,250 shares of Common Stock held by Leon Okurowski, an affiliate of U.S. Boston Capital Corporation. In addition, Mr. Umphrey also disclaims beneficial ownership of a warrant to purchase up to 2,272 shares of Common Stock held by a retirement account for the benefit of Leon Okurowski, of which Mr. Umphrey is a trustee. Mr. Umphrey also disclaims beneficial ownership of an additional 70,778 shares of Common Stock held by such retirement account.

(14) Represents options to purchase up to 117,000 shares of Common Stock which are currently exercisable or exercisable within 60 days of April 1, 1997.

(15) Includes options to purchase up to 11,375 shares of Common Stock which are currently exercisable or exercisable within 60 days of April 1, 1997 and 24,077 shares of Common Stock that will be issued as payment for shares of Orgenics Ltd.

(16) Represents options to purchase up to 9,750 shares of Common Stock which are currently exercisable or exercisable within 60 days of April 1, 1997.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

CLASSIFICATION OF THE BOARD OF DIRECTORS

     The Board of Directors is divided into three classes, each of whose members will serve for a staggered three-year term. The Board of Directors is comprised of two Class I Directors (Messrs. Zwanziger and Umphrey), two Class II Directors (Dr. Roberts and Ms. Goldberg) and three Class III Directors (Messrs. Fleming, Townsend and Levy). At each annual meeting of stockholders, a class of directors are elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the Class I Directors, Class II Directors and Class III Directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders held following the end of the calendar years 1996, 1997 and 1998, respectively.

     The proxies granted by stockholders will be voted individually at the Annual Meeting for the election of the Class I Directors, Ron Zwanziger and Willard Lee Umphrey. In the event Mr. Zwanziger or Mr. Umphrey shall be unable to serve, it is intended that the proxy will be voted for such other nominees as are designated by the Board of Directors. Mr. Zwanziger and Mr. Umphrey have each indicated to the Board of Directors of the Company that he will be available as a candidate.

DIRECTORS

                                                                                   DIRECTOR
      NAME                            AGE                  POSITION                 SINCE
      ----                            ---                  --------                --------
Ron Zwanziger.......................  43     Chairman and Chief Executive Officer    1992
Jonathan J. Fleming(2)..............  39     Director                                1995
Carol R. Goldberg(1)................  66     Director                                1992
John F. Levy........................  50     Director                                1996
Edward B. Roberts, Ph.D.(2).........  61     Director                                1992
Peter Townsend......................  62     Director                                1996
Willard Lee Umphrey(1)..............  55     Director                                1991

---------------

(1) Member of the Compensation Committee.

(2) Member of Audit Committee.


     Ron Zwanziger, Chairman and Chief Executive Officer. Mr. Zwanziger has served as the Company's Chairman and Chief Executive Officer since its inception in 1992. From 1981 to 1991, he was chairman and chief executive officer of MediSense, a medical device company. He is a non-executive director of Enviromed, a medical products company.

     Jonathan J. Fleming, Director. Mr. Fleming has served on the Board of Directors of the Company since April 1995. Since January, 1996 he has been a General Partner of Oxford Bioscience Partners a venture capital firm based in Westport, Connecticut. From 1988 to 1996 he was a partner of MVP Ventures, a venture capital firm based in Boston, Massachusetts. Mr. Fleming is also a founder and partner of Medica Investments, a venture capital firm based in Tel Aviv, Israel and Boston, Massachusetts. He is a director of Synaptic Pharmaceutical Corporation, a pharmaceutical company.

     Carol R. Goldberg, Director. Ms. Goldberg has served on the Board of Directors of the Company since August 1992. Since December 1989, she has served as president of The AVCAR Group, Ltd., an investment and management consulting firm in Boston, Massachusetts. Ms. Goldberg is a director of America Service Group, Inc., a managed healthcare company, of Barry's Jewelers, Inc. a jewelry product company, and of The Gillette Company.

     John F. Levy, Director. Mr. Levy has served on the Board of Directors of the Company since August 1996. Since 1993 he has been an independent consultant. Mr. Levy served as president and chief executive officer of Waban, Inc., a warehouse merchandising company, from 1989 to 1993. He is a director of National Picture and Frame, Inc., a consumer products company.

     Edward B. Roberts, Ph.D., Director. Dr. Roberts has served on the Board of Directors of the Company since April 1992. He is the David Sarnoff Professor of Management of Technology at the Massachusetts Institute of Technology, where he has been a faculty member since 1963. Dr. Roberts was co-founder and chairman of Pugh-Roberts Associates, an international management consulting firm specializing in strategic planning and technology management, now a division of PA Consulting Group. He co-founded and is a director of Medical Information Technology, Inc., a producer of hospital information systems. He is a director of Advanced Magnetics, Inc., a medical imaging company, and of Pegasystems Inc., a developer of customer service management software.

     Peter Townsend, Director. Mr. Townsend has served on the Board of Directors of the Company since August 1996. He is the founder and a director of Festival of Britain 2000 Limited, a company organized to support early learning facilities for children. Mr. Townsend served as chief executive officer and a director of Enviromed, a medical products company, from 1991 to 1995.

     Willard Lee Umphrey, Director. Mr. Umphrey has served on the Board of Directors of the Company since December 1991. He is a co-founder, and since 1985 has served as chairman of the Quantitative Group of Funds, an investment management company. He is also President of U.S. Boston Capital Corporation, a broker-dealer.

     Messrs. Zwanziger, Umphrey and Levy and Ms. Goldberg are among the limited partners of EN PLC, an entity formed by Mr. Zwanziger and a group of investors for the purpose of purchasing ordinary shares of Enviromed. In addition, Mr. Zwanziger shares control of EN PLC's general partner with another individual who is not affiliated with the Company.

BOARD OF DIRECTOR COMMITTEES AND MEETINGS

     The Board of Directors has a Compensation Committee and an Audit Committee. The Compensation Committee, consisting of Ms. Goldberg and Mr. Umphrey, makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company, establishes and approves salaries and incentive compensation for certain senior officers and employees and administers the Company's stock option plans. The Audit Committee, consisting of Mr. Fleming and Dr. Roberts, reviews the results and scope of the financial audit and other services provided by the Company's independent public accountants. The Compensation Committee held two meetings and the Audit Committee held no meetings during the last fiscal year. The Board of Directors does not have a nominating committee or a committee serving a similar function.

     The Board of Directors held eight meetings during the last fiscal year.

BOARD COMPENSATION

     Directors are not entitled to cash compensation in their capacities as directors. All of the directors are reimbursed for their expenses incurred in connection with their attendance at Board of Directors and committee meetings.

     Under the terms of the 1996 Plan, an option to purchase up to 12,000 shares of Common Stock was granted to each non-employee director of the Company as of the date of the initial public offering (the "Initial Public Offering") at an exercise price equal to the initial public offering price. In addition, each new non-employee director elected after the date of the Initial Public Offering and before November 4, 1996, received an option to purchase up to 12,000 shares of Common Stock upon such director's election to the Board of Directors at an exercise price equal to the fair market value of the Common Stock on the date of grant. After November 4, 1996, options to non-employee directors may be granted in the sole discretion of the Board of Directors. All options granted to non-employee directors will vest ratably over four years from the date of grant.

EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

     The executive officers and significant employees of the Company and their ages are as follows:


    NAME                       AGE                 POSITION
    ----                       ---                 --------
EXECUTIVE OFFICERS

Ron Zwanziger..............    43      Chairman and Chief Executive Officer
Anthony H. Hall............    53      Chief Financial Officer
Max Herzberg...............    57      Chairman, Orgenics Limited
Kenneth D. Legg, Ph.D......    54      Secretary and Vice President, U.S. Operations
Richard A. Pinkowitz,          52      Vice President, U.S. Sales and Marketing
  Ph.D.....................
David Scott, Ph.D..........    40      Managing Director of Inverness Medical Limited
Otto Wahl..................    48      Managing Director of Selfcare International GmbH

SIGNIFICANT EMPLOYEES

Gilbert Daggett............    48      U.S. National Sales Manager
Detlef Jantos..............    38      General Manager of Selfcare GmbH for Germany, Austria
                                       and Switzerland
Gary Long..................    57      Director U. S. Operations
Jerry McAleer, Ph.D........    42      Director of Development, Inverness Medical Limited
Piet Moerman, M.D..........    33      General Manager for the Benelux countries and France
John O'Meara...............    42      General Manager of Cambridge Diagnostics Ireland Ltd.
Diane M. Sullivan..........    42      Director of U.S. Marketing


EXECUTIVE OFFICERS

     Ron Zwanziger, Chairman and Chief Executive Officer. Mr. Zwanziger has served as Selfcare's Chairman and Chief Executive Officer of the Company since its inception. From 1981 to 1991, he was chairman and chief executive officer of MediSense, a medical device company. He is a non-executive director of Enviromed, a medical products company.

     Anthony H. Hall, Chief Financial Officer. Mr. Hall joined Cambridge Diagnostics as General Manager covering Africa, Asia, the Middle East and Europe in June 1992, prior to its acquisition by Selfcare. In the early part of 1994, Mr. Hall was appointed Vice President and General Manager of Cambridge Biotech's diagnostics business in the United States. Mr. Hall was appointed the Company's Chief Financial Officer in October 1995. From October 1995 to January 1997, Mr. Hall served as managing director of Cambridge Diagnostics. Prior to joining Cambridge Diagnostics, Mr. Hall was managing director of Neuroscience Limited, a medical instrumentation company, from 1983 to 1992. He is a non-executive director of Enviromed, a medical products company.

     Max Herzberg, Ph.D. Dr. Herzberg, a founder of Orgenics, has served as chairman of the board and chief executive officer of Orgenics since 1983. Dr. Herzberg is also a director of OIH, Orgenics Takara Co. Ltd. and Biograde Ltd.

     Kenneth D. Legg, Ph.D., Secretary and Vice President, U.S. Operations. Dr. Legg joined the Company as Secretary and Vice President in charge of U.S. Operations in November 1991. From 1987 to 1991, Dr. Legg was president of K.D. Legg and Associates, a firm specializing in technical issues in the areas of biomedical and scientific instrumentation, product development, and strategic planning.

     Richard A. Pinkowitz, Ph.D., Vice President U.S. Sales and Marketing. Dr. Pinkowitz joined the Company as Vice President U.S. Sales and Marketing in June 1992. Before joining Selfcare, Dr. Pinkowitz was director of business development at MediSense from 1987 to 1992.

     David Scott, Ph.D., Managing Director, Inverness Medical Limited. Dr. Scott has served as Managing Director of Inverness Medical Limited since June 1995. Prior to joining Selfcare in October 1993, Dr. Scott served as Managing Director from October 1993, to April 1995, of Great Alarm limited, a consulting company. Previously, Dr. Scott held several positions from October 1984, to September 1993, at MediSense

UK, most recently as its managing director where he was responsible for managing product development, as well as the mass manufacture of its principal product, ExacTech.

     Otto Wahl, Managing Director, Selfcare International GmbH Mr. Wahl has been Managing Director of Selfcare International GmbH since April 1995. Prior to joining Selfcare, Mr. Wahl was the managing director for MediSense in Germany, Austria and Switzerland and area manager for Eastern Europe from January 1990 to March 1995.

SIGNIFICANT EMPLOYEES

     Gilbert Daggett, U.S. National Sales Manager. Mr. Daggett joined Selfcare in 1994 as U.S. National Sales Director. Mr. Daggett was eastern director of sales for LifeScan from 1983 to 1992.

     Detlef Jantos, General Manager of Selfcare GmbH for Germany, Austria, and Switzerland. Mr. Jantos joined Selfcare as General Manager of Selfcare GmbH for Germany, Austria and Switzerland in 1995. Prior to joining Selfcare, Mr. Jantos was employed by MediSense as regional sales manager in 1989 and sales and marketing manager from 1990 to 1994.

     Jerry Mcaleer, Ph.D., Director of Development, Inverness Medical
Limited. Dr. McAleer joined Selfcare as Director of Development of Inverness in 1995 and heads the development of the electrochemical glucose strips. Prior to joining Selfcare, Dr. McAleer held senior research and development positions at MediSense from 1985 to 1993 and more recently, at Ecossensors, Inc., an environmental research company, where he was responsible for the development of electrochemically based assay systems.

     Gary Long  Mr. Long joined the Company in February 1997 as Director of U.
S. Operations. Prior to joining the Company Mr. Long was employed by Cambridge Biotech Corporation as General Manager, Diagnostic Division, from 1995 to 1997 and Vice President, Operations, from 1990 to 1995.

     Piet Moerman, General Manager of Selfcare for the Benelux countries and France. Dr. Moerman joined Selfcare as General Manager for the Benelux countries and France in 1994. Prior to joining the Company, Dr. Moerman held various positions at MediSense from October 1989 to April 1994, including product manager (Europe), business development manager and marketing manager (Europe-West).

     John O'Meara, General Manager, Cambridge Diagnostics Ireland Ltd. Mr. O'Meara joined Selfcare as General Manager of Cambridge Diagnostics in January 1997. Prior to joining Selfcare, Mr. O'Meara was director of manufacturing, from April 1992 to January 1997 for Tambrands Ireland, a feminine hygiene products company.

     Diane M. Sullivan, Director of Marketing. Ms. Sullivan has served as Director of Marketing since 1995. From 1991 to 1994, Ms. Sullivan was a consultant to the Company and other clients. She was marketing manager at MediSense from 1988 to 1991.

     Each officer serves at the discretion of the Board of Directors. There are no family relationships among any of the directors and executive officers of the Company.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation for the last three completed fiscal years for the Company's Chief Executive Officer and its four most highly compensated executive officers (other than the Chief Executive Officer) whose total annual salary and bonus exceeded $100,000 in fiscal 1996 (the Chief Executive Officer and such other executive officers are hereinafter referred to as the "Senior Executives"):

                           SUMMARY COMPENSATION TABLE


                                                                        LONG-TERM
                                                                       COMPENSATION
                                                                       ------------
                                                                          AWARDS
                                                       ANNUAL          ------------
                                                    COMPENSATION        SECURITIES
                                                 ------------------     UNDERLYING        ALL OTHER
                                        YEAR      SALARY     BONUS       OPTIONS       COMPENSATION(1)
                                        ----     --------    ------    ------------    ---------------
Ron Zwanziger.........................  1996     $176,277    50,000        400,000              --
                                        1995      149,444        --      1,062,425         $14,850
                                        1994       86,374        --             --              --

Anthony H. Hall.......................  1996      129,996    20,000         45,000              --
                                        1995(2)    32,598        --         39,000              --
                                        1994(3)        --        --        117,000              --

Kenneth D. Legg, Ph.D.................  1996      111,055    20,000         45,000              --
                                        1995       97,074        --        186,446          11,550
                                        1994       68,339        --             --              --

Richard A. Pinkowitz, Ph.D............  1996      108,788    20,000         15,000              --
                                        1995       94,986        --        173,446          11,550
                                        1994       75,640        --             --              --

Otto Wahl.............................  1996      207,600        --         30,000              --
                                        1995      162,306        --         45,500              --
                                        1994(3)        --        --         52,000              --


---------------

(1) These amounts represent the fair market value of shares of Common Stock or options to purchase Common Stock received in lieu of base salary during 1995.

(2) Mr. Hall was appointed the Company's Chief Financial Officer in October
    1995. Prior to October 1995, Mr. Hall was the Managing Director of Cambridge
    Diagnostics and was not employed by the Company.

(3) Messrs. Hall and Wahl were not employed by the Company during 1994.


OPTION GRANTS

     The following table sets forth certain information concerning grants of stock options made during fiscal 1996 to each of the Senior Executives:

                                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                     PERCENT OF
                                                    NUMBER OF      TOTAL OPTIONS
                                                   SECURITIES         GRANTED       EXERCISE
                                                   UNDERLYING       TO EMPLOYEES      PRICE      EXPIRATION
                                                 OPTIONS GRANTED   IN FISCAL YEAR   PER SHARE     DATE(1)
                                                 ---------------   --------------   ---------    ----------
Ron Zwanziger..................................      400,000(2)         47.7%        $13.875       12/10/03

Anthony H. Hall................................       15,000(3)          1.8%        $ 8.750        8/20/06
                                                      30,000(4)          3.6%        $13.875       12/10/03

Kenneth D. Legg, Ph.D..........................       15,000(3)          1.8%        $ 8.750        8/20/06
                                                      30,000(4)          3.6%        $13.875       12/10/03

Richard A. Pinkowitz, Ph.D.....................       15,000(4)          1.8%        $13.875       12/10/03

Otto Wahl......................................       15,000(3)          1.8%        $ 8.750        8/20/06
                                                      15,000(4)          1.8%        $13.875       12/10/03

---------------

(1) Unless otherwise indicated, the expiration date of an option is the tenth anniversary of the date on which the option was originally granted. The exercisability of these options is accelerated upon the occurrence of a change in control (as defined in the 1996 Plan).

(2) This option vests following seven years of additional employment with the Company from the date of the grant. However, the option will vest in February 1999 if certain stock price goals are achieved within two years of the grant. In the event that such goals are not achieved, this option may fully vest on any subsequent anniversary of the date of grant if certain other stock price goals are met.

(3) These options are exercisable in four equal annual installments commencing on August 20, 1997.

(4) These options will become fully vested at the end of their seven-year term.
    These options contain certain performance goals, including goals based on the Company's budget, stock price, sales, product releases, financings and technology development, which, if substantially achieved, will cause the vesting of such options to be accelerated in accordance with a vesting schedule contained in the agreements evidencing the options.

  * All options listed in the table above, except those granted to Messrs.
    Zwanziger and Wahl, are intended to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended (the "Code").

YEAR-END OPTION VALUES

     The following table sets forth certain information concerning each exercise of a stock option during fiscal 1996 by each of the Senior Executives and the number and value of unexercised options held by each of the Senior Executives on December 31, 1996:

                                   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                         AND FISCAL YEAR-END OPTION VALUES


                                                                  NUMBER OF                   VALUE OF
                                                                   SHARES                    UNEXERCISED
                                                                 UNDERLYING                 IN-THE-MONEY
                                   NUMBER                        OPTIONS AT                  OPTIONS AT
                                  OF SHARES                    FISCAL YEAR-END           FISCAL YEAR-END(1)
                                  ACQUIRED      VALUE     -------------------------   -------------------------
      NAME                       ON EXERCISE   REALIZED   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
      ----                       -----------   --------   -------------------------   -------------------------
Ron Zwanziger....................    --           --         1,062,425/400,000          $10,860,380/   --
Anthony H. Hall..................    --           --           109,200/ 91,800            1,140,984/530,571
Kenneth D. Legg, Ph.D............    --           --           121,446/110,000            1,234,382/603,475
Richard A. Pinkowitz, Ph.D.......    --           --           264,446/ 80,000            2,880,377/545,350
Otto Wahl........................    --           --            51,675/ 75,825              547,399/520,728

---------------

(1) Based on the fair market value of the Common Stock as of December 31, 1996
    ($12.625 per share), the closing price of the Common Stock as reported on the American Stock Exchange (the "AMEX") on such date, less the option exercise price, multiplied by the number of shares underlying the options.


EMPLOYMENT AGREEMENTS

     The Company has employment agreements with several of its executive officers.

     Under the terms of his employment agreement, dated October 15, 1991, Kenneth D. Legg, Ph.D. has been granted shares of Common Stock. The terms of Dr. Legg's employment agreement also contains a non-competition provision whereby Dr. Legg agrees not to compete with or hire any consultants or employees employed by the Company for a period of one year after termination of his employment.

     Under his employment agreement, dated June 15, 1992, Richard Pinkowitz, Ph.D., Vice President of Sales and Marketing, has been granted options to purchase shares of Common Stock. The terms of Dr. Pinkowitz's employment agreement also contain a non-competition provision whereby Dr. Pinkowitz agrees not to compete with or hire any consultants or employees employed by the Company for a period of one year after termination of his employment.

     Pursuant to the Service Contract Employment Agreement, dated November 13, 1994, and the supplemental agreement dated October 30, 1995, between Otto Wahl and Selfcare International GmbH ("Selfcare International"), a wholly-owned subsidiary of the Company, Mr. Wahl was appointed Vice President, Managing Director for Sales and Marketing of Selfcare International at a monthly salary of DM20,000 until February 9, 1996, and thereafter at an annual salary of DM240,000. Under the terms of his employment agreement, Mr. Wahl is also entitled to a car for business and personal use for which lease payments, insurance payments and maintenance costs are paid by the Company and a profit-linked bonus of at least DM40,000 after February 9, 1996. Under the terms of his employment agreement, Mr. Wahl has been granted options to purchase 52,000 shares of Common Stock. The terms of Mr. Wahl's employment agreement also contain a non-competition provision whereby Mr. Wahl agrees not to render any services to any company doing business in Selfcare's field of operation and not to engage in any business transaction within that field of operation or to acquire any direct or indirect interest in any company doing business in the Company's field of operation, unless the consent of Selfcare is obtained. Further, Mr. Wahl agrees not to hire any consultants or employees employed by the Company for a period of one year after termination of his employment with the Company. In consideration of the non-competition provision, Mr. Wahl would be paid one year of his salary after termination of his employment with Selfcare. Mr. Wahl's employment agreement terminates in April 1998.

     Change Of Control Provisions. There are no compensatory plans or arrangements with any executive officer of the Company in connection with a change in control of the Company or a change in such officer's responsibilities. The 1996 Plan provides that in the event of a "Change of Control" (as defined in the 1996 Plan) of the Company, all stock options and stock appreciation rights shall automatically become fully exercisable. In addition, at any time prior to or after a Change of Control, the Administrator of the 1996 Plan may accelerate awards and waive conditions and restrictions on any awards to the extent it may determine appropriate.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than 10% of the Company's outstanding shares of Common Stock, to file reports of ownership and changes in ownership with the Commission and the AMEX. Officers, directors and greater than 10% stockholders are required by applicable regulations to furnish the Commission with copies of all reports filed by such persons pursuant to Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Based solely on its review of the copies of such reports received by it, the Company believes that for the fiscal year ended December 31, 1996, all filing requirements applicable to its officers, directors and such 10% beneficial owners were complied with, except that reports were not filed on a timely basis for each of Andrew Bodkin, John D. Glode, Mark Parent, Edward Roberts, the Roberts Family Trust, Robert Rosenberg, Machelle Seibel, Willard Umphrey, Otto Wahl, the Ron Zwanziger Family Trust and Arieh Zwanziger, as trustee of the Ron Zwanziger Family Trust. Messrs Bodkin, Glode, Parent, Rosenberg and Seibel were deemed to be greater than 10% stockholders by virtue of a Voting Agreement to which they were a party with certain other stockholders of the Company. This Voting Agreement was terminated as of April 30, 1997, and such persons are no longer deemed to be 10% holders.

                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH U.S. BOSTON CAPITAL CORPORATION

     On December 29, 1993, the Company entered into a Technology Purchase and Sale Agreement and a Technology License and Development Agreement (the "Technology Agreements") with USB '93 Technology Associates Limited Partnership ("USB '93"). USB '93 is a limited partnership, the general partner of which is USB '93 Technology, Inc. ("USB, Inc."), a corporation whose president and chief executive officer is Willard Lee Umphrey, a Company director. Under the terms of the Technology Agreements, USB '93 acquired certain ovulation prediction technology from the Company for a purchase price of $1.36 million (the "Purchase Price") payable in two installments, and the Company agreed to develop, market and distribute products developed from the technology and pay USB '93 license fees equal to 1.5% of the Company's gross sales and 22.5% of the Company's royalty income until such time as aggregate license fee payments totaled $6.0 million (the "Aggregate Royalties"). As additional consideration for the license, the Company issued warrants to purchase up to 438,750 shares of Common Stock at an exercise price of $1.54 per share to USB '93. The Company has the option of repurchasing the technology from USB '93 before payment of the Aggregate Royalties.

     In connection with the Company's financing of the acquisition of Cambridge Diagnostics, Cambridge Diagnostics entered into a Guarantee and Debenture, dated August 30, 1995, with USB, Inc. Pursuant to the Guarantee and Debenture, USB, Inc. became the guarantor of an aggregate of $3.0 million in notes issued by the Company to certain investors. In return for this guarantee, Cambridge Diagnostics granted USB, Inc. a security interest in its machinery, equipment, securities, goodwill and uncalled capital, patents, trademarks, patent applications, brand names, copyrights, any and all rights acquired by Cambridge Diagnostics as a licensee or sub-licensee, and all present and future benefit, right, title and interest in any and all moneys, payments and proceeds of insurance presently maintained or obtained in the future. As consideration for its services as placement agent for the Cambridge Diagnostics Notes, the Company issued an aggregate of

119,834 shares of Common Stock to U.S. Boston Capital Corporation ("U.S. Boston"), an entity owned by Willard Lee Umphrey, a director of the Company, and Mr. Leon Okurowski. Additionally, the Company issued 92,950 shares of Common Stock to Mr. Zwanziger for his personal guarantee of the Cambridge Diagnostics Notes.

     U.S. Boston, a broker-dealer, the president of which is Willard Lee Umphrey, a director and principal stockholder of the Company, participated in the Initial Public Offering as a member of the selling group. U.S. Boston sold 350,000 shares of Common Stock and received approximately $71,611 in selling fees in connection with the Initial Public Offering. U.S. Boston's participation in the Initial Public Offering was on the same terms as other members of the selling group. U.S. Boston also participated in the recently concluded public offering of additional shares of the Company's Common Stock and received approximately $4,184 in selling fees as a member of the selling group. U.S. Boston participated on the same terms as other members of the selling group.

TRANSACTIONS WITH EN PLC LIMITED PARTNERSHIP

     In March, 1994, the Company entered into a joint venture agreement with Enviromed and in April, June, and September 1994, it entered into other agreements (collectively the "Disputed Enviromed Agreements") with Enviromed and its wholly owned subsidiary, Cranfield Biotechnology Ltd., for the purpose of distributing diabetes and women's health products in European Union countries and related purposes. The joint venture activities were to be conducted through a newly formed entity, Selfcare Europe Ltd. ("SCE"), in which the Company and Enviromed each held 50% equity interests, but for which the Company had management responsibility. The capital requirements of SCE were to be funded 75% by Enviromed and 25% by the Company, in accordance with the SCE business plan. In connection with the formation of SCE, SCE entered into certain distributorship agreements with the Company and affiliates of Enviromed, and Enviromed acquired 593,528 shares of Common Stock in consideration for Enviromed entering into the joint venture agreement and payment of certain cash consideration. In June 1995, the Company notified Enviromed that Enviromed was in breach of its obligations under the joint venture agreement to make payments to fund SCE's capital needs. In July 1995, the Company notified Enviromed that, as a result of Enviromed's failure to cure this breach, Enviromed's shares in SCE were deemed to be transferred to the Company pursuant to the terms of SCE's charter and the joint venture agreement. For its part, Enviromed informed the Company that it denied the Company's claims of breach, and claimed that the Company was in breach of the joint venture agreement in several respects. SCE is currently classified as a wholly owned subsidiary in the Company's financial statements. In April 1995, Mr. Zwanziger resigned as a director of Enviromed and his counterpart at Enviromed resigned as a director of the Company. The Company does not consider SCE to be material to its business or operations.

     In October 1995, EN PLC was formed by Mr. Zwanziger and a group of investors for the purpose of purchasing ordinary shares of Enviromed. Mr. Zwanziger shares control of EN PLC's general partner with another individual who is not affiliated with the Company. Mr. Zwanziger, Ms. Goldberg and Mr. Umphrey, directors of the Company, are among EN PLC's limited partners, as is Mr. Levy through a limited partnership. Prior to the time that EN PLC commenced its acquisition of Enviromed shares, the Company's Board of Directors (including two directors with no interest in EN PLC) determined unanimously that the Company lacked the capital resources needed to acquire a significant stake in Enviromed, and that Mr. Zwanziger and the investor group should be encouraged to proceed independently. In October 1996, when the Company's capital resources had been significantly enhanced, and after Enviromed had commenced the litigation against the Company described below, the Company entered into the EN PLC Agreement pursuant to which the Company purchased 7,961,386 shares of Enviromed held by EN PLC for approximately $3.8 million, representing the price at which the shares were then quoted on the London Stock Exchange. The Company's principal purpose in entering into the EN PLC Agreement was to improve the likelihood of effecting a change in Enviromed's management and resolving its various disputes with Enviromed. The decision to enter into the EN PLC Agreement was approved by a special committee of independent directors of the Company who were not affiliated with EN PLC. On January 1, 1997, the Company and EN PLC entered into an amendment to the EN PLC Agreement pursuant to which the Company agreed to issue two promissory notes, in principal amounts of approximately $2.8 million and $1.0 million respectively, evidencing the purchase price under the EN PLC Agreement. Each note bears interest at the annual rate of the Bank of Boston prime rate plus 1.5 percent, payable quarterly over the two-year term of the note. The principal amount of the $1.0 million promissory note is payable in eight quarterly installments commencing in January 1997; the first four installments are $85,897 each and the second four installments are $171,794 each. Approximately $1.4 million of the principal amount of the $2.8 million promissory note is payable in January 1998, followed by three equal quarterly installments of the remaining principal. In consideration of the amendment, the Company agreed to issue to EN PLC a warrant to purchase 15,401 shares of Common Stock at an exercise price of $12.875 per share. The warrant is exercisable at any time prior to January 1, 2002.

     On July 5, 1996, Enviromed filed suit against the Company and the IPO Representatives in United States District Court for the Southern District of New York alleging breach of a registration rights agreement relating to the Common Stock held of record by Enviromed. Enviromed claimed that its rights under a registration rights agreement were breached in connection with the Initial Public Offering and requested damages, injunctive relief and a declaratory judgment that Enviromed is the lawful owner of the shares. The Company has filed counterclaims against Enviromed arising out of the failure of Enviromed and Cranfield to perform their obligations under the Disputed Enviromed Agreements and is contesting Enviromed's claims vigorously. On October 18, 1996, the case was ordered transferred to the United States District Court for the District of Massachusetts. The Company is not able to estimate the amount of damages, if any, which might result from Enviromed's claims against the Company, but believes that any such damages would not be in an amount which would have a material adverse effect on the Company. The Company agreed to indemnify the IPO Representatives for any losses they might incur, including reasonable attorney's fees and expenses, as a result of the Enviromed lawsuit. On November 15, 1996, Enviromed filed a dismissal without prejudice of its claims against the IPO Representatives.

     Trinity and Eastcourt have filed Schedule 13Ds with the Commission stating that Enviromed sold the Common Stock held by it of record to Flambelle, a wholly-owned subsidiary of Trinity, and Eastcourt, an entity owned 50% each by Enviromed and Flambelle, on August 28, 1996. On November 1, 1996, Enviromed announced that it had disposed of its holding of shares of Eastcourt to Flambelle for consideration of $1.25 million. In December 1996, Eastcourt filed a Schedule 13D/A and Trinity and Flambelle jointly filed a Schedule 13D/A with the Commission. The Company believes, based solely upon the information provided in the Schedule 13Ds filed jointly by Trinity and Flambelle and by Eastcourt, that Flambelle is incorporated under the laws of the Republic of Ireland and is a direct wholly-owned subsidiary of Trinity, an entity incorporated under the laws of the Republic of Ireland, and Eastcourt is incorporated under the laws of England and Wales and is a direct wholly-owned subsidiary of Flambelle. The Company further believes, based solely upon the information provided in the
Schedule 13D filed jointly by Trinity and Flambelle, that Ronan O'Caoimh is the President and sole director of Flambelle and that the following are the executive officers and directors of Trinity: Mr. O'Caoimh, Chairman and Chief Executive Officer, Denis Burger, Non-Executive Director, Brendan Farrell, President and Director, Jonathan O'Connell, Chief Financial Officer and Director, and James Walsh, Chief Operating Officer and Director. The Company further believes, based solely on the Schedule 13D filed by Eastcourt, that Mr. O'Caoimh is the President and sole director of Eastcourt.

     On February 12, 1997 Flambelle and Eastcourt commenced a lawsuit against the Company in the United States District Court for the District of Massachusetts, seeking a declaratory judgment that Flambelle and Eastcourt own the Common Stock held of record by Enviromed and damages for alleged breach of a registration rights agreement. The Company intends to contest Flambelle's and Eastcourt's claims vigorously. The Company is not able to estimate the amount of damages, if any, which might result from Flambelle's and Eastcourt's claims against the Company, but believes that any such damages would not be in an amount which would have a material adverse effect on the Company.

     On January 17, 1997, at a meeting of the shareholders of Enviromed called at the request of Selfcare, the shareholders of Enviromed voted to remove the existing Board of Directors of Enviromed and to elect as directors four individuals nominated by Selfcare: Mr. Zwanziger, Mr. Anthony H. Hall (the Company's Chief Financial Officer), Dr. Paul Winson, and Mr. Clifford Passmore. Dr. Winson is serving as the Managing

Director of Enviromed; Messrs. Zwanziger, Hall and Passmore are serving as non-executive directors. Neither Dr. Winson nor Mr. Passmore is affiliated with the Company.

TRANSACTIONS WITH MVP PARTNERS

     Medica Israel and Medica U.S., two investment partnerships, participated in one-half of the Company's initial $1.0 million investment in Orgenics. On April 25, 1996, the Company exercised its right to acquire Medica's participation, pursuant to which the Company issued 118,534 and 16,887 shares of Common Stock to Medica Israel and Medica U.S. respectively. In October 1996, Selfcare Holdings, Ltd, an Israeli company owned by Medica Israel, purchased 500 shares of Series A Convertible Preferred Stock ("Series A Preferred Shares") for $500,000. Jonathan Fleming, a director of the Company, is a partner of MVP Ventures, which serves as the general partner of both Medica Israel and Medica U.S.

CAMBRIDGE DIAGNOSTICS TRANSACTIONS

     In connection with the financing of the Cambridge Diagnostics Acquisition, Messrs. Zwanziger, Umphrey, Scott and Levy purchased $225,000, $400,000, $50,000 and $150,000 respectively, of the 10% promissory notes with an aggregate principal amount of 3.0 million issued by the Company (the "Cambridge Diagnostic Notes"). Each also received his pro rata interest in warrants having an aggregate purchase price of $30,000 (the "Cambridge Diagnostics Warrants"). Upon repayment of their Cambridge Diagnostics Notes pursuant to the agreements described below, Messrs. Zwanziger, Umphrey, Scott and Levy, at that time, will be entitled to receive 85,696, 152,350, 19,044 and 57,132 shares of Common Stock underlying the Cambridge Diagnostics Warrants held by such individuals, respectively.

     In addition, in order for the Company to obtain approval for listing of the Common Stock on the AMEX, the Company, in July 1996, offered to enter into agreements with all holders of Cambridge Diagnostics Notes. Holders of such notes with an aggregate principal amount of $2.75 million accepted this offer. Pursuant to such agreements, the principal amount of the notes were to be automatically converted into shares of Common Stock, at the lesser of the market value of the Common Stock at the time of the conversion or the Initial Public Offering price, if the Company's stockholders' equity as of November 30, 1996 were determined to be less than $4.0 million. As consideration for the foregoing, the Company agreed to pay to each holder who agreed to these terms additional cash consideration in an amount equal to 5.0% of the principal amount of the Cambridge Diagnostics Notes held by such holder. The Company stockholders' equity as of November 30, 1996 exceeded $4.0 million. As a result, the Company became obligated to repay such notes on or about December 31, 1996. In December 1996, the Company entered into the First Extension Agreements with holders of substantially all of the Cambridge Diagnostics Notes pursuant to which such holders agreed to defer repayment of the principal amount of their notes until January 15, 1998. In consideration of such deferral, the Company agreed to issue warrants to purchase an aggregate of 54,090 shares of Common Stock to such holders, exercisable at any time within the next five years and at an exercise price of $12.875 per share.

     The number of shares of Common Stock issuable pursuant to the Cambridge Diagnostics Warrants is equal to 69% of the net sales of Cambridge Diagnostics for the fiscal year preceding the repayment of the Cambridge Diagnostics Notes, divided by $32.87. Based on this formula and Cambridge Diagnostics' net sales for fiscal year 1995, had the Cambridge Diagnostics Notes been repaid on December 31, 1996, all of the Cambridge Diagnostics Warrants would have become exercisable for an aggregate of 1,142,635 shares of Common Stock which represent 19% of the Common Stock outstanding as of December 31, 1996. Pursuant to the First Extension Agreements, such holders agreed that their Cambridge Diagnostics Warrants would become exercisable as if the Cambridge Diagnostics Notes had been repaid on December 31, 1996. As a result, the number of shares of Common Stock issuable pursuant to such Cambridge Diagnostic Warrants will be based on the net sales of Cambridge Diagnostics in 1995. On December 31, 1996, the holders of $2.6 million in principal amount of the Cambridge Diagnostics Notes, including substantially all of the holders who were subject to the First Extension Agreements, entered into the Second Extension Agreements to terminate and cancel their Cambridge Diagnostics Warrants, in exchange for which the Company agreed to transfer to such holders, for no additional consideration, an aggregate of 990,050 shares of Common Stock on the earlier of January 15, 2000 or the occurrence of a change in control (as defined in the Second Extension

Agreements) of the Company. Of the holders of the remaining $400,000 in principal amount of the Cambridge Diagnostics Notes, the holders of $375,000 in principal amount of such notes remain parties to the First Extension Agreements.

                                   PROPOSAL 2

                     AMENDMENT OF THE AMENDED AND RESTATED
                        1996 STOCK OPTION AND GRANT PLAN
              TO INCREASE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE

     The Company's Board of Directors recommends that the 1996 Plan be amended to increase the number of shares of Common Stock that are authorized to be issued pursuant to the exercise of options granted under the 1996 Plan from 1,000,000 shares to 1,500,000 shares. Of the 1,000,000 shares of Common Stock currently authorized for grant under the Plan, options to purchase 842,392 shares have been granted and 157,608 shares remain available for grant under the 1996 Plan.

     The Board of Directors recommends this action in order to continue to provide a source of stock to attract and compensate talented personnel. The Company's acquisitions during the past year and management's continued commitment to growth require that the amount of Common Stock available for grant be increased. The Board of Directors believes that stock options promote growth and provide a meaningful incentive to employees of successful companies.

     The effect of an increase of 500,000 shares of Common Stock available for grant under the 1996 Plan will result in additional potential dilution of the Company's outstanding Common Stock. As of April 1, 1997, 8,079,351 shares of Common Stock were outstanding and if all outstanding options and warrants were exercised, and if all of the outstanding Series A Preferred Shares were converted to Common Stock, the number of outstanding shares would increase to 14,890,176.

AMENDED AND RESTATED 1996 STOCK OPTION AND GRANT PLAN

     Plan Administration; Eligibility. The Company has authorized the issuance of up to 1,000,000 shares of Common Stock under the 1996 Plan. The 1996 Plan may be administered by the Board of Directors or by an Option Committee appointed by the Board of Directors (in either case, the "Administrator").

     The Administrator has full power to select, from among the eligible participants, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 1996 Plan. The Administrator may permit Common Stock, and other amounts payable pursuant to an award, to be deferred. In such instances, the Administrator may permit interest, dividend or deemed dividends to be credited to the amount of deferrals.

     Persons eligible to participate in the 1996 Plan will be those employees and other key persons, such as directors and consultants, of the Company and its subsidiaries who are responsible for or contribute to the management, growth or profitability of the Company and its subsidiaries, as selected from time to time by the Administrator. Independent Directors will also be eligible for certain awards under the 1996 Plan.

     Stock Options. The 1996 Plan permits the granting of (i) options to purchase Common Stock intended to qualify as incentive stock options ("Incentive Options) under Section 422 of the Internal Revenue Code, as amended (the "Code"), and (ii) options that do not so qualify ("Non-Qualified Options"). The option exercise price of each option will be determined by the Administrator but may not be less than 100% of the fair market value of the Common Stock on the date of grant in the case of incentive stock options, and may not be less than 85% of the fair market value of the Common Stock on the date of grant in the case of Non-Qualified Options. However, employees participating in the 1996 Plan may elect, with the consent of the Administrator, to receive discounted Non-Qualified Options in lieu of cash bonuses. In the case of such grants, the option exercise price must be at least 50% of the fair market value of the Common Stock on the date of grant.

     The term of each option will be fixed by the Administrator and may not exceed ten years from date of grant in the case of an Incentive Option. The Administrator will determine at what time or times each option may be exercised and, subject to the provisions of the 1996 Plan, the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Administrator.

     Upon exercise of options, the option exercise price must be paid in full either in cash or by certified or bank check or other instrument acceptable to the Administrator or, if the Administrator so permits, by delivery of shares of Common Stock already owned by the optionee. The exercise price may also be delivered to the Company by a broker pursuant to irrevocable instructions to the broker from the optionee.

     At the discretion of the Administrator, stock options granted under the 1996 Plan may include a "re-load" feature pursuant to which an optionee exercising an option by the delivery of shares of Common Stock would automatically be granted an additional stock option (with an exercise price equal to the fair market value of the Common Stock on the date the additional stock option is granted) to purchase that number of shares of Common Stock equal to the number delivered to exercise the original stock option. The purpose of this feature is to enable participants to maintain an equity interest in the Company without dilution.

     To qualify as Incentive Options, options must meet additional Federal tax requirements, including limits on the value of shares subject to Incentive Options which first become exercisable in any one calendar year, and a shorter term and higher minimum exercise price in the case of certain large stockholders.

     Stock Options Granted To Independent Directors. Each non-employee director of the Company as of the date of the Initial Public Offering was granted an option to purchase up to 12,000 shares of Common Stock at an exercise price equal to the initial public offering price. In addition, each new non-employee director elected after the date of the Initial Public Offering and before November 4, 1996 received an option to purchase up to 12,000 shares of Common Stock upon such director's election to the Board of Directors at an exercise price equal to the fair market value of the Common Stock on the date of grant. After November 4, 1996, options to non-employee directors may be granted in the sole discretion of the Board of Directors. The exercise price of each such Non-Qualified Option will be the fair market value of the Common Stock on the date of grant. Each Non-Qualified Option granted to Independent Directors shall vest ratably over four years from the date of grant.

     Stock Appreciation Rights. The Administrator may award a stock appreciation right ("SAR") either as a freestanding award or in tandem with a stock option. Upon exercise of the SAR, the holder will be entitled to receive an amount equal to the excess of the fair market value on the date of exercise of one share of Common Stock over the exercise price per share specified in the related stock option (or, in the case of freestanding SAR, the price per share specified in such right, which price may not be less than 85% of the fair market value of the Common Stock on the date of grant) times the number of shares of Common Stock with respect to which the SAR is exercised. This amount may be paid in cash, Common Stock, or a combination thereof, as determined by the Administrator. If the SAR is granted in tandem with a stock option, exercise of the SAR cancels the related option to the extent of such exercise.

     Restricted Stock. The Administrator may also award shares of Common Stock to officers, other employees and key persons subject to such conditions and restrictions as the Administrator may determine ("Restricted Stock"). These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Company through a specified restricted period. The purchase price of shares of Restricted Stock will be determined by the Administrator. If the performance goals or other restrictions are not attained, the employees will forfeit their awards of Restricted Stock.

     Unrestricted Stock. The Administrator may also grant shares (at no cost or for a purchase price determined by the Administrator) which are free from any restrictions under the 1996 Plan ("Unrestricted Stock"). Unrestricted Stock may be issued to employees and key persons in recognition of past services or other valid consideration, and may be issued in lieu of cash bonuses to be paid to such employees and key persons.

     Subject to the consent of the Administrator, an employee or key person of the Company may make an irrevocable election to receive a portion of his compensation in Unrestricted Stock (valued at fair market value on the date the cash compensation would otherwise be paid).

     An Independent Director may, pursuant to an irrevocable written election at least six months before directors' fees would otherwise be paid, receive all or a portion of such fees in Unrestricted Stock, valued at fair market value on the date the directors' fees would otherwise be paid. In certain instances, an Independent Director may also elect to defer a portion of his directors' fees payable in the form of Unrestricted Stock, in accordance with such rules and procedures as may from time to time be established by the Company. During the period of deferral, the deferred unrestricted stock would receive dividend equivalent rights.

     Performance Share Awards. The Administrator may also grant performance share awards to employees or other key persons of the Company or any subsidiary entitling the recipient to receive shares of Common Stock upon the achievement of individual or Company performance goals and such other conditions as the Administrator shall determine ("Performance Share Award").

     Dividend Equivalent Rights. The Administrator may grant dividend equivalent rights, which entitle the recipient to receive credits for dividends that would be paid if the grantee had held specified shares of Common Stock. Dividend equivalent rights may be granted as a component of another award or as a freestanding award. Dividend equivalents credited under the 1996 Plan may be paid currently or be deemed to be reinvested in additional shares of Common Stock, which may thereafter accrue additional dividend equivalents at fair market value at the time of deemed reinvestment or on the terms then governing the reinvestment of dividends under the Company's dividend reinvestment plan, if any. Dividend equivalent rights may be settled in cash, shares, or a combination thereof, in a single installment or installments, as specified in the award. Awards payable in cash on a deferred basis may provide for crediting and payment of interest equivalents.

     Adjustments For Stock Dividends, Mergers, Etc. The Administrator will make appropriate adjustments in outstanding awards to reflect stock dividends, stock splits and similar events. In the event of a merger, liquidation, sale of the Company or similar event, the Administrator, in its discretion, may provide for substitution or adjustments of outstanding options and SARs, or may terminate all unexercised options and SARs with or without payment of cash consideration.

     Amendments And Termination. The Board of Directors may at any time amend or discontinue the 1996 Plan and the Administrator may at any time amend or cancel outstanding awards for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may be taken which adversely affects any rights under outstanding awards without the holder's consent. Further, Plan amendments shall be subject to approval by the Company's stockholders if and to the extent required by the Code to preserve the qualified status of Incentive Options.

     Change Of Control Provisions. The 1996 Plan provides that in the event of a "Change of Control" (as defined in the 1996 Plan) of the Company, all stock options and stock appreciation rights shall automatically become fully exercisable. In addition, at any time prior to or after a Change of Control, the Administrator may accelerate awards and waive conditions and restrictions on any awards to the extent it may determine appropriate.

     On June 10, 1996, the Board of Directors granted options to purchase up to 50,000 and 25,000 shares of Common Stock, respectively, to Messrs. McAleer and Scott at an exercise price of $9.00 per share. On August 5, 1996, the Board of Directors granted options to purchase 12,000 shares of Common Stock to each of Messrs. Fleming, Roberts, Umphrey and Ms. Goldberg at an exercise price of $8.50 per share. On August 12, 1996, the Board of Directors granted options to purchase 12,000 shares of Common Stock to each of Messrs. Townsend and Levy at an exercise price of $8.75. On August 20, 1996, the Board of Directors granted options to purchase an aggregate of 55,000 shares of Common Stock to Messrs. Hall, Legg and Wahl and two other employees of the Company at an exercise price of $8.75. On December 10, 1996, the Company granted options to purchase an aggregate of 600,000 shares of Common Stock to Messrs. Zwanziger, Hall, Legg,

Pinkowitz, Scott, Herzberg and Wahl and four other employees of the Company at an exercise price of $13.875.

TAX ASPECTS OF THE 1996 PLAN UNDER THE U.S. INTERNAL REVENUE CODE

     The following is a summary of the principal Federal income tax consequences of option grants under the 1996 Plan. It does not describe all Federal tax consequences under the 1996 Plan, nor does it describe state or local tax consequences.

INCENTIVE OPTIONS

     Under the Code, an employee will not realize taxable income by reason of the grant or the exercise of an Incentive Option. If an employee exercises an Incentive Option and does not dispose of the shares until the later of (a) two years from the date the option was granted or (b) one year from the date the shares were transferred to the employee, the entire gain, if any, realized upon disposition of such shares will be taxable to the employee as long-term capital gain, and the Company will not be entitled to any deduction. If an employee disposes of the shares within such one-year or two-year period in a manner so as to violate the holding period requirements (a "disqualifying disposition"), the employee generally will realize ordinary income in the year of disposition, and, provided the Company complies with applicable withholding requirements, the Company will receive a corresponding deduction in an amount equal to the excess of (1) the lesser of (x) the amount, if any, realized on the disposition and (y) the fair market value of the shares on the date the option was exercised over
(2) the option price. Any additional gain realized on the disposition of the shares acquired upon exercise of the option will be long-term or short-term capital gain and any loss will be long-term or short-term capital loss depending upon the holding period for such shares. The employee will be considered to have disposed of his shares if he sells, exchanges, makes a gift of or transfers legal title to the shares (except by pledge or by transfer on death). If the disposition of shares is by gift and violates the holding period requirements, the amount of the employee's ordinary income (and the Company's deduction) is equal to the fair market value of the shares on the date of exercise less the option price. If the disposition is by sale or exchange, the employee's tax basis will equal the amount paid for the shares plus any ordinary income realized as a result of the disqualifying distribution. The exercise of an Incentive Option may subject the employee to the alternative minimum tax.

     Special rules apply if an employee surrenders shares of Common Stock in payment of the exercise price of his Incentive Option.

     An Incentive Option that is exercised by an employee more than three months after an employee's employment terminates will be treated as a Non-Qualified Option for Federal income tax purposes. In the case of an employee who is disabled, the three-month period is extended to one year and in the case of an employee who dies, the three-month employment rule does not apply.

NON-QUALIFIED OPTIONS

     There are no Federal income tax consequences to either the optionee or the Company on the grant of a Non-Qualified Option. On the exercise of a Non-Qualified Option, the optionee has taxable ordinary income equal to the excess of the fair market value of the Common Stock received on the exercise date over the option price of the shares. The optionee's tax basis for the shares acquired upon exercise of a Non-Qualified Option is increased by the amount of such taxable income. The Company will be entitled to a Federal income tax deduction in an amount equal to such excess, provided the Company complies with applicable withholding rules. Upon the sale of the shares acquired by exercise of a Non-Qualified Option, the optionee will realize long-term or short-term capital gain or loss depending upon his or her holding period for such shares.

     Special rules apply if an optionee surrenders shares of Common Stock in payment of the exercise price of a Non-Qualified Option.

INDEMNIFICATION AND OTHER MATTERS

     The Company's Certificate of Incorporation contains a provision that generally eliminates the personal liability of its directors for breaches of their fiduciary duty. The By-laws of the Company further provide that the Company shall, to the fullest extent permissible under Delaware General Corporate Law, indemnify its directors and officers, and in the discretion of the Board of Directors, non-officer employees, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company. In addition, the Company has obtained director and officer liability insurance with respect to liabilities arising out of certain matters, including matters arising under the federal securities laws.

     There is no pending litigation or proceeding involving any director or officer, employee or agent of the Company where indemnification will be required. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

PARACHUTE PAYMENTS

     The exercise of any portion of any option that is accelerated due to the occurrence of a change of control may cause a portion of the payments with respect to such accelerated options to be treated as "parachute payments" as defined in the Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or portion of such payments (in addition to other taxes ordinarily payable).

LIMITATION ON COMPANY'S DEDUCTIONS

     As a result of Section 162(m) of the Code, the Company's deduction for certain awards under the 1996 Plan may be limited to the extent that the Chief Executive Officer or other executive officer whose compensation is required to be reported in the summary compensation table receives compensation (other than performance-based compensation) in excess of $1.0 million a year.

                                   PROPOSAL 3

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     Arthur Andersen LLP has audited and reported upon the financial statements of the Company for the fiscal year ended December 31, 1996, and has been selected by the Board of Directors to examine and report upon the financial statements of the Company for the fiscal year ending December 31, 1997. The Board of Directors recommends to the stockholders that they ratify this selection. Arthur Andersen LLP has no direct or indirect interest in the Company or any affiliate of the Company. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting with the opportunity to make a statement, if such person desires to do so, and is expected to be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Stockholders who wish to present proposals pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for consideration at the Company's Annual Meeting of Stockholders to be held in 1998, must submit the proposals in proper form to the Company at its address set forth on the first page of this Proxy Statement not later than January 6, 1998 in order for the proposals to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to such Annual Meeting.

     Any stockholder proposals intended to be presented at the Company's Annual Meeting of Stockholders to be held in 1998, other than a stockholder proposal submitted pursuant to Exchange Act Rule 14a-8, must be received in writing by the Company no later than March 27, 1998, nor prior to February 10, 1998, together with all supporting documentation required by the Company's By-laws.

                               OTHER INFORMATION

     Proxies for the Annual Meeting will be solicited by mail and through brokerage institutions and all expenses involved, including printing and postage, will be paid by the Company.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB/A FOR THE YEAR ENDED DECEMBER 31, 1996, IS BEING FURNISHED HEREWITH TO EACH STOCKHOLDER OF RECORD AS OF THE CLOSE OF BUSINESS ON APRIL 14, 1997. ADDITIONAL COPIES OF THE ANNUAL REPORT WILL BE PROVIDED FOR A NOMINAL CHARGE UPON WRITTEN REQUEST TO:

                                 SELFCARE, INC.
                              200 PROSPECT STREET
                          WALTHAM, MASSACHUSETTS 02154
                            ATTENTION: DOUG GUARINO

     IN ADDITION, COPIES OF ANY EXHIBITS TO THE ANNUAL REPORT WILL BE PROVIDED FOR A NOMINAL CHARGE TO STOCKHOLDERS WHO MAKE A WRITTEN REQUEST TO THE COMPANY AT THE ABOVE ADDRESS.

     The Board of Directors is aware of no other matters, except for those incident to the conduct of the Annual Meeting, that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.


                                            By order of the Board of Directors


                                            /s/ RON ZWANZIGER
                                            ----------------------------------
                                            RON ZWANZIGER
                                            Chairman of the Board of Directors

May 6, 1997

                                 SELFCARE, INC.
                               200 PROSPECT STREET
                          WALTHAM, MASSACHUSETTS 02154


      PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 10, 1997

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints RON ZWANZIGER and WILLARD LEE UMPHREY, and each of them, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the Annual Meeting of Stockholders of Selfcare, Inc. on Tuesday, June 10, 1997, at 3:00 P.M. at the Harvard Club of Boston, One Federal Street, Boston, MA 02110, or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present, upon the following matters:



1.   ELECTION OF DIRECTORS:

     FOR all nominees listed below (except as marked to the contrary below) [ ] WITHHOLD AUTHORITY to vote for all nominees listed below [ ]


Ron Zwanziger and Willard Lee Umphrey. (Instruction: to withhold authority to vote for any individual nominee, write that nominee's name in the space below.)



2. To amend the Company's 1996 Amended and Restated Stock Option and Grant Plan increasing the number of shares authorized for issuance under the Plan from 1,000,000 shares to 1,500,000 shares of the Company's $0.001 per share par value Common Stock.

     [ ] FOR        [ ] AGAINST       [ ] ABSTAIN



3. Ratification of appointment of Arthur Andersen LLP, independent certified public accountants, as auditors for the Corporation for the fiscal year ending December 31, 1997.

     [ ] FOR        [ ] AGAINST       [ ] ABSTAIN



4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.



                     (CONTINUED AND TO BE SIGNED ON REVERSE)

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ABOVE. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND THE RATIFICATION OF THE APPOINTMENT OF THE AUDITORS LISTED ABOVE.


                                    Please sign exactly as name appears hereon

                                    When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                    DATED:___________________, 1997

                                    -------------------------------------------
                                    Signature

                                    -------------------------------------------
                                    Signature if held jointly. Please mark,
                                    sign, date and return this proxy card
                                    promptly using the enclosed envelope.